As filed with the Securities and Exchange Commission on February 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1575532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(Address of Principal Executive Offices) (Zip Code)

NOBLE CORPORATION 2021 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

William E. Turcotte

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(Name and address of agent for service)

(281) 276-6100

(Telephone number, including area code, of agent for service)

With a copy to:

David L. Emmons

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to 7,716,049 ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of Noble Corporation (“Noble” or the “registrant”) issuable in respect of awards granted under the Noble Corporation 2021 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which include Ordinary Shares that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional Ordinary Shares as may become issuable under the Plan as a result of share splits, share dividends or similar transactions pursuant to the adjustment or antidilution provisions thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the Commission are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	Noble’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 12, 2021, and Amendment No. 1 thereto on Form 10-K/A, filed with the Commission on April 16, 2021 (together, the “2020 Form 10-K”);
(b)	Noble’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 7, 2021, the quarterly period ended June 30, 2021, filed with the Commission on August 5, 2021, and the quarterly period ended September 30, 2021, filed with the Commission on November 5, 2021;
(c)	Noble’s Current Reports on Form 8-K filed with the Commission on February 5, 2021, February 8, 2021, February 24, 2021, March 11, 2021 (only the first Form 8-K filed on such date), March 25, 2021, April 16, 2021, April 21, 2021, August 26, 2021, September 3, 2021, November 10, 2021 and January 14, 2022 and Noble’s Current Report on Form 8-K/A filed with the Commission on June 23, 2021;
(d)	the description of the Ordinary Shares contained in Noble’s Registration Statement on Form 8-A filed with the Commission on June 8, 2021, as Noble may update that description from time to time;
(e)	the historical consolidated financial statements of The Drilling Company of 1972 A/S as of December 31, 2020 (audited), 2019 (audited) and 2018 (unaudited), and for each of the years ended December 31, 2020 (audited), 2019 (audited) and 2018 (unaudited), included in the Registration Statement on Form S-4 filed by Noble Finco Limited, a private limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble, with the Commission on December 20, 2021 (the “Form S-4 Registration Statement”); and
(f)	the historical unaudited consolidated financial statements of The Drilling Company of 1972 A/S as of and for the nine months ended September 30, 2021 and 2020, included in the Form S-4 Registration Statement.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Noble is an exempted company incorporated in the Cayman Islands with limited liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy.

Noble’s articles of association provide the following:

Article 44.1 of Noble’s articles of association provides that every Noble director and officer and every former Noble director and officer shall be indemnified out of Noble’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No indemnified person shall be liable to Noble for any loss or damage incurred by Noble as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such indemnified person. No person shall be found to have committed actual fraud, willful neglect or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Article 44.2 of Noble’s articles of association provides that Noble shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought. In connection with any advance of any expenses under Noble’s articles of association, the indemnified person shall execute an undertaking to repay the advanced amount to Noble if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to Article 44.2. If it shall be determined by a final judgment or other final adjudication that such indemnified person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to Noble (without interest) by the indemnified person.

Article 44.3 of Noble’s articles of association provides that the directors, on behalf of Noble, may purchase and maintain insurance for the benefit of any director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Noble. Without prejudice to the generality of the foregoing, Noble shall use commercially reasonable efforts to purchase and maintain insurance for the benefit of the Investor Director (as defined in Noble’s articles of association) against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Noble.

Noble has entered into an indemnity agreement with each of its directors and executive officers to supplement the indemnification protection available under Noble’s articles of association referred to above. These indemnity agreements generally provide that Noble will indemnify the parties thereto to the fullest extent permitted by law.

Noble also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1*	Amended and Restated Memorandum of Association of Noble (filed as Exhibit 3.1 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.2*	Amended and Restated Articles of Association of Noble (filed as Exhibit 3.2 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.3*	Noble Corporation 2021 Long-Term Incentive Plan (filed as Exhibit 10.1 to Noble’s Current Report on Form 8-K filed on February 24, 2021 and incorporated herein by reference).

5.1	Legal Opinion of Maples and Calder (Cayman) LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab.

23.4	Consent of Maples and Calder (Cayman) LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on February 3, 2022.

NOBLE CORPORATION

By:	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert W. Eifler and Richard B. Barker, and each of them, each of whom may act without the joinder of the others, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert W. Eifler Robert W. Eifler	Director, President and Chief Executive Officer (Principal Executive Officer and Authorized Representative in the United States)	February 3, 2022

/s/ Richard B. Barker Richard B. Barker	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 3, 2022

/s/ Laura D. Campbell Laura D. Campbell	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	February 3, 2022

/s/ Paul Aronzon Paul Aronzon	Director	February 3, 2022

/s/ Patrick J. Bartels, Jr. Patrick J. Bartels, Jr.	Director	February 3, 2022

/s/ Alan J. Hirshberg Alan J. Hirshberg	Director	February 3, 2022

/s/ Ann D. Pickard Ann D. Pickard	Director	February 3, 2022

/s/ Charles M. Sledge Charles M. Sledge	Director	February 3, 2022

/s/ Melanie M. Trent Melanie M. Trent	Director	February 3, 2022